Registration No. 333-203592
Prospectus Supplement No. 10
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015, as supplemented by prospectus supplement No. 1 dated August 19, 2015, prospectus supplement No. 2 dated September 1, 2015, prospectus supplement No. 3 dated September 15, 2015, prospectus supplement No. 4 dated October 27, 2015, prospectus supplement No. 5 dated December 2, 2015, prospectus supplement No. 6 dated December 22, 2015, prospectus supplement No. 7 dated January 4, 2016, prospectus supplement No. 8 dated January 11, 2016, and prospectus supplement No. 9 dated January 28, 2016 (the “Prospectus”), which relates to the offering of the shares of common stock of Perseon Corporation (the “Company,” “we,” or “our”) that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the “Offering”). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.

This prospectus supplement incorporates into the Prospectus certain information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Warrants were previously listed on The NASDAQ Capital Market under the symbols “PRSN” and “PRSNW”; however, our common stock and the Warrants were delisted from The NASDAQ Capital Market on February 10, 2016.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2016

PERSEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

391 Chipeta Way
Salt Lake City, Utah 84108
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                      Entry into a Material Definitive Agreement.

On February 22, 2016, Perseon Corporation (the “Company”) agreed to sell 1,291,886 shares (the “Shares”) of Series A preferred stock of Pyrexar Medical, Inc. (“Pyrexar”) for total consideration of $1 million pursuant to a Purchase and Sale Agreement by and between the Company and Pyrexar dated February 22, 2016. The Company acquired the Shares from Pyrexar previously in connection with the sale of the Company’s former hyperthermia assets to Pyrexar pursuant to that certain Asset Purchase Agreement by and among the Company and Pyrexar dated as of April 1, 2015 (the “Purchase Agreement”). In addition to selling the Shares, the Company agreed to release Pyrexar from its obligation to pay the Company $61,677.78 for royalties and services rendered and $19,378 in future dividends due to the Company under the Purchase Agreement. Finally, the Company agreed to release Pyrexar from all future royalties owed to the Company under the Purchase Agreement.

 Item 2.01                      Completion of Acquisition or Disposition of Assets.

 The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

Date: February 26, 2016	By:	/s/ Clinton E. Carnell, Jr.

	Name:	Clinton E. Carnell, Jr.
	Title:	President and Chief Executive Officer Principal Executive Officer